EXHIBIT 2.1

SECURITIES EXCHANGE AGREEMENT

THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 25th day of October, 2010, by and among, ECO ENERGY PUMPS, INC., a publicly-owned Nevada corporation (“EEP”), DLT INTERNATIONAL LIMITED, a corporation organized under the laws of the British Virgin Islands (“DLT”) and the Shareholders of DLT on the signature page hereof (the “DLT Holders”). (EEP, DLT, and the DLT Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party.”)

W I T N E S S E T H

WHEREAS, EEP is a publicly-owned Nevada corporation with 9,552,500 shares of common stock, par value $0.001 per share (the “EEP Common Stock”), issued and outstanding is quoted on the Over the Counter Bulletin Board under the symbol “EEPU”.

WHEREAS, DLT is a corporation organized under the laws of the British Virgin Islands, the shares of which (the “DLT Shares”), are owned as of the date hereof by all the DLT Holders on the signature page hereto.

WHEREAS, DLT’s wholly-owned subsidiary Dalei Vehicle Inspecting Technology (ShenZhen) Co., Ltd, a corporation formed under the laws of the Peoples Republic of China (“Dalei”) is a motor vehicle inspection provider which engages in the manufacturing and sale of auto inspection equipment in the PRC.

WHEREAS, the Parties desire that EEP acquire all of the DLT Shares from the DLT Holders solely in exchange for an aggregate of 2,267,320 newly issued shares of EEP Common Stock (the “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, immediately upon consummation of the Closing (as hereinafter defined), the Exchange Shares will be issued to the DLT Holders on a pro rata basis, in proportion to the ratio that the number DLT Shares held by such DLT Holder bears to the pro rata portion of DLT Shares held by all the DLT Holders as of the date of the Closing as set forth on Schedule I.

WHEREAS, following the Closing, DLT will become a wholly-owned subsidiary of EEP, and the Exchange Shares will represent approximately ninety percent (90%) of the total outstanding shares of Common Stock of EEP on a fully-diluted basis following a forward-split of the EEP Common Stock on a 14.29 for 1 basis (the “Split”).

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1    The Exchange.  At the Closing (as hereinafter defined), all of the DLT Shares issued and outstanding immediately prior to the Closing Date shall be exchanged for Two Million Two Hundred and Sixty-seven Thousand Three Hundred and Twenty (2,267,320) shares of EEP Common Stock.  From and after the Closing Date, the DLT Holders shall no longer own any DLT Shares and the former DLT  Shares  shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2     No Dilution.  Except as set forth herein, EEP shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in the EEP Common Stock between the date of this Agreement and the Effective Time.

1.3     Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the execution of this Agreement providing the closing conditions set forth in this Agreement have been satisfied or waived (the “Closing Date”).

1.4     Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by DLT.

1.5     Standstill.

(a)     Until the earlier of the Closing or November 12, 2010 (the “No Shop Period”), neither DLT nor the DLT Holders will (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of DLT to or with any other entity or person, except as contemplated by the Transaction, other than sales of goods and services by DLT in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than EEP, and its authorized agents and representatives) any nonpublic information concerning DLT or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of DLT.  If either DLT or any of the DLT Holders shall receive any unsolicited communication or offer, DLT or the DLT Holders, as applicable, shall immediately notify EEP of the receipt of such communication or offer.

(b)     During the No-Shop Period, EEP will not (i) solicit or encourage any offer or enter into any agreement or other understanding, whether written or oral, for the sale, transfer or other disposition of any capital stock or assets of EEP to or with any other entity or person, except as contemplated herein, other than sales of goods and services by EEP in the ordinary course of its business; (ii) entertain or pursue any unsolicited communication, offer or proposal for any such sale, transfer or other disposition; or (iii) furnish to any person or entity (other than DLT, and its authorized agents and representatives) any nonpublic information concerning EEP or its business, financial affairs or prospects for the purpose or with the intent of permitting such person or entity to evaluate a possible acquisition of any capital stock or assets of EEP.  If either EEP or any of EEP’s stockholders shall receive any unsolicited communication or offer, EEP or such EEP stockholder, as applicable, shall immediately notify DLT of the receipt of such communication or offer.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF DLT

As an inducement to, and to obtain the reliance of EEP, DLT represents and warrants as follows:

2.1     Organization.  DLT is a corporation duly organized, validly existing, and in good standing under the laws of the British Virgin Islands.  DLT has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of DLT’s organizational documents.  DLT has taken all action required by laws, its Articles of Association, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. DLT has full power, authority, and legal right and has taken or will take all action required by law, its Articles of Association, and otherwise to consummate the transactions herein contemplated.

2.2     Capitalization.  All issued and outstanding shares of DLT are legally issued, fully paid, and non-assessable and were not issued in violation of the pre-emptive or other rights of any person.  DLT has no outstanding options, warrants, or other convertible securities.

2.3     Financial Statements.  Except as set forth herein or in the DLT Schedules:

(a)     DLT has filed all local income tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

(b)     DLT has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which DLT may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)     No deficiency for any taxes has been proposed, asserted or assessed against DLT.  There has been no tax audit, nor has there been any notice to DLT by any taxing authority regarding any such tax audit, or, to the knowledge of DLT, is any such tax audit threatened with regard to any taxes or DLT tax returns.  DLT does not expect the assessment of any additional taxes of DLT for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of DLT.

(d)     DLT shall have provided to EEP the audited, consolidated balance sheet of DLT as of June 30, 2010, and the audited, consolidated statements of income, stockholders’ equity and cash flows of DLT for the period ended June 30, 2010 (collectively “DLT Financial Statements”).  The DLT Financial Statements have been prepared from the books and records of DLT in accordance with U.S. Generally Accepted Accounting Principals.  Except as set forth in the DLT Schedules (as that term is defined herein), DLT does not have any liabilities

(e)     The books and records, financial and otherwise, of DLT are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.4     Information.  The information concerning DLT set forth in this Agreement and the DLT Schedules (as that term is defined herein) are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.5     Common Stock Equivalents.  There are no existing options, warrants, calls, commitments of any character or other common stock equivalents relating to the authorized and unissued DLT Shares.

2.6     Absence of Certain Changes or Events.  Except as set forth in this Agreement or the DLT Schedules:

(a)     except in the normal course of business, there has not been (i) any material adverse change in the business, operations, properties, assets, or condition of DLT; or (ii) any damage, destruction, or loss to DLT (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of DLT;

(b)     DLT has not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business, ; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent DLT consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of DLT; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7     Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of DLT, threatened by or against DLT, or affecting DLT, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8     No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which DLT is a party or to which any of its properties or operations are subject.

2.9     Contracts.  DLT has provided, or will provide EEP, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which DLT is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10   Compliance With Laws and Regulations.  DLT has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of DLT.

2.11   Approval of Agreement.  The board of directors of DLT (the “DLT Board”) and the DLT Holders have authorized the execution and delivery of this Agreement by DLT and have approved the transactions contemplated hereby.

2.12   Title and Related Matters.  DLT has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the DLT balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent; and as described in the DLT Schedules.

2.13   Governmental Authorizations.  DLT has all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by DLT of this Agreement and the consummation by DLT of the transactions contemplated hereby.

2.14   Continuity of Business Enterprises.  DLT has no commitment or present intention to liquidate DLT or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15   Ownership of DLT Membership Interests.  The DLT Holders are the legal and beneficial owners of 100% of the DLT Shares as set forth on Schedule I, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and the DLT Holders have full right, power, and authority to transfer, assign, convey, and deliver their respective DLT  Shares; and delivery of such common stock at the Closing will convey to EEP good and marketable title to such shares free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such shares being held by EEP.

2.16   Brokers. DLT has not entered into any contract with any person, firm or other entity that would obligate DLT or EEP to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17   Subsidiaries.

Schedule 2.17 sets forth: (i) the name of each DLT Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the names of the officers and directors of each DLT Subsidiary; and (v) the jurisdictions in which each DLT Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity. For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

(a)     Each Subsidiary is an entity duly organized, validly existing and in corporate and tax good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in corporate and tax good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires qualification to do business, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. DLT has delivered or made available to EEP complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding equity securities of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All equity securities of each Subsidiary that are held of record or owned beneficially by either DLT or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which DLT or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity securities of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. To the knowledge of DLT, there are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity securities of any Subsidiary.

Except as set forth in Schedule 2.17, DLT does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF EEP

As an inducement to, and to obtain the reliance of DLT, EEP represents and warrants as follows:

3.1     Organization.  EEP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the EEP Schedules (as hereinafter defined) are complete and correct copies of the Articles of Incorporation and bylaws of EEP, and all amendments thereto, as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of EEP’s Articles of Incorporation or bylaws. EEP has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and EEP has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2     Capitalization.  EEP’s authorized capitalization consists of 75,000,000 shares of Common Stock, of which no more than 9,552,500 shares will be issued and outstanding at Closing and immediately prior to the issuance of the Exchange Shares.  All presently issued and outstanding shares are legally issued, fully paid, and non-assessable and not issued in violation of the pre-emptive or other rights of any person.  The Exchange Shares will be legally issued, fully paid and non-assessable and shall not be issued in violation of the pre-emptive or other rights of any other person.

3.3     Financial Statements.  Except as described herein or in the EEP Schedules:

(a)     EEP has no liabilities with respect to the payment of any federal, state, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which EEP may be liable in its own right, or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(b)     EEP has filed all federal, state, or local income tax returns required to be filed by it from inception.

(c)     The books and records, financial and otherwise, of EEP are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

(d)     No deficiency for any taxes has been proposed, asserted or assessed against EEP.  There has been no tax audit, nor has there been any notice to EEP by any taxing authority regarding any such tax audit, or, to the knowledge of EEP, is any such tax audit threatened with regard to any taxes or EEP tax returns.  EEP does not expect the assessment of any additional taxes of EEP for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of EEP.

(e)     EEP has good and marketable title to its assets and, except as set forth in the EEP Schedules, has no material contingent liabilities, direct or indirect, matured or unmatured.

3.4     Information.  The information concerning EEP set forth in this Agreement and the EEP Schedules are and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.5     Common Stock Equivalents.  Except as set forth in the EEP Financial Statements, there are no existing options, warrants, calls, and commitments of any character or other common stock equivalents relating to authorized and unissued stock of EEP.

3.6     Absence of Certain Changes or Events.  Except as described herein or in the EEP Schedules:

(a)     There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of EEP (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of EEP;

(b)     EEP has not (i) amended its Articles of Incorporation or By-Laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of EEP; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)     EEP has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent EEP balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $5,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of EEP; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement;

(d)     EEP has no assets, liabilities or accounts payable of any kind or nature, actual or contingent, in excess of $5,000 in the aggregate as of the Closing Date; and

(e)     To the best knowledge of EEP, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of EEP.

3.7     Title and Related Matters.  EEP has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the EEP balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)   statutory liens or claims not yet delinquent;

(b)   such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and

(c)   as described in the EEP Schedules.

3.8     Litigation and Proceedings.  There are no actions, suits, or proceedings pending or, to the knowledge of EEP, threatened by or against or affecting EEP, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9     Contracts.  EEP is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which EEP is a party or to which it or any of its assets or operations are subject.

3.11   Governmental Authorizations.  EEP is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by EEP of this Agreement and the consummation by EEP of the transactions contemplated hereby.

3.12   Compliance With Laws and Regulations.  To the best of its knowledge, EEP has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or conditions of EEP or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.13   Insurance.  EEP owns no insurable properties and carries no casualty or liability insurance.

3.14   Approval of Agreement.  The board of directors of EEP (the “EEP Board”) has authorized the execution and delivery of this Agreement by EEP and has approved this Agreement and the transactions contemplated hereby.

3.15   Material Transactions of Affiliations.  Except as disclosed herein and in the EEP Schedules, there exists no material contract, agreement, or arrangement between EEP and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by EEP to own beneficially, 10% or more of the issued and outstanding common stock of EEP and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of EEP has, or has had during the last preceding full fiscal year, any known interest in any material transaction with EEP which was material to the business of EEP. EEP has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16   Employment Matters.  EEP has no employees other than its executive officers.

3.17   EEP Schedules.  Prior to the Closing, EEP shall have delivered to DLT the following schedules, which are collectively referred to as the “EEP Schedules,” which are dated the date of this Agreement, all certified by an officer to be complete, true, and accurate:

(a)   a schedule containing complete and accurate copies of the Articles of Incorporation and by-laws, as amended, of EEP as in effect as of the date of this Agreement;

(b)   a schedule containing a copy of the federal income tax returns of EEP identified in Section 3.3(b); and

(c)   a schedule setting forth any other information, together with any required copies of documents, required to be disclosed in the EEP Schedules.

3.18   Brokers.  EEP has not entered into any contract with any person, firm or other entity that would obligate DLT or EEP to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.19   Subsidiaries.  EEP does not have any subsidiaries and does not own, beneficially or of record, any shares or other equity interests of any other corporation or other entity.

ARTICLE IV
SPECIAL COVENANTS

4.1     Amendment.  As soon as practicable following the Closing, EEP shall file an amendment to its Articles of Incorporation to (i) increase its authorized capitalization to 310,000,000 million shares, of which 300,000,000 shall be Common Stock, par value $0.001 per share, and 10,000,000 shares shall be blank check preferred stock, par value $0.001 per share; (ii) effectuate a forward-slit of its Common Stock on a 14.29-for-1 basis (the “Split”); and (iii) change the name of the Corporation to DLT International Limited (the “Name Change”, collectively, the “Charter Amendment”).

4.2     Retirement Condition.  As soon as practicable following the Closing, EEP shall have retired and canceled on the books and records of 9,300,000 shares of EEP Common Stock held by John David Palmer.

4.3     Actions of EEP Shareholders.  Prior to the Closing, EEP shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of EEP:

(a)     the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)     such other actions as the directors may determine are necessary or appropriate.

4.4     Actions of DLT.  Prior to the Closing, DLT shall cause the following actions to be taken by the written consent of the holders of a majority of the outstanding shares of common stock of DLT:

(a)     the approval of this Agreement and the transactions contemplated hereby and thereby; and

(b)     such other actions as the directors may determine are necessary or appropriate.

4.5     Access to Properties and Records.  EEP and DLT will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of EEP or DLT in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of EEP or DLT as the other shall from time to time reasonably request.

4.6     Delivery of Books and Records.  At the Closing, EEP shall deliver to DLT, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of EEP now in the possession or control of EEP or its representatives and agents.

4.7     Actions Prior to Closing by both Parties.

(a)   From and after the date of this Agreement until the Closing Date and except as set forth in the EEP or DLT Schedules or as permitted or contemplated by this Agreement, EEP and DLT will each: (i) carry on its business in substantially the same manner as it has heretofore; (ii) maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty; (iii) maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it; (iv) perform in all material respects all of its obligation under material contracts, leases, and instruments relating to or affecting its assets, properties, and business; (v) use its best efforts to maintain and preserve its business organization intact, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and (vi) fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b)     Except as set forth herein, from and after the date of this Agreement until the Closing Date, neither EEP nor DLT will: (i) make any change in their organizational documents, charter documents or bylaws; (ii) take any action described in Section 2.6 in the case of DLT, or in Section 3.6, in the case of EEP (all except as permitted therein or as disclosed in the applicable party’s schedules); (iii) enter into or amend any contract, agreement, or other instrument of any of the types described in such party’s schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services, or (iv) make or change any material tax election, settle or compromise any material tax liability or file any amended tax return.

4.8     Indemnification.

(a)     DLT hereby agrees to indemnify EEP and each of the officers, agents and directors of EEP as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)   EEP hereby agrees to indemnify DLT and each of the officers, agents and directors of DLT as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(c) of this Agreement.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF EEP

The obligations of EEP under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1     Accuracy of Representations; Performance.  The representations and warranties made by DLT in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and DLT shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by DLT prior to or at the Closing. EEP may request to be furnished with a certificate, signed by a duly authorized officer of DLT and dated the Closing Date, to the foregoing effect.

5.2     Officer’s Certificates.  EEP shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of DLT to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of DLT threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed in the DLT Schedules, by or against DLT which might result in any material adverse change in any of the assets, properties, business, or operations of DLT.

5.3     No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of DLT, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.4     Good Standing.  EEP shall have received certificates of good standing from the appropriate agencies of the British Virgin Islands and PRC certifying that DLT and Dalei are in good standing in such jurisdictions, respectively.

5.5     Other Items.

(a)     EEP shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as EEP may reasonably request.

(b)     Complete and satisfactory due diligence review of DLT by EEP.

(c)     Approval of the Transaction by the DLT Board and the DLT Holders.

(d)     Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from DLT’s lenders, creditors, vendors and lessors.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF DLT

The obligations of DLT under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1     Accuracy of Representations; Performance.  The representations and warranties made by EEP in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and EEP shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by EEP prior to or at the Closing.  DLT shall have been furnished with a certificate, signed by a duly authorized executive officer of EEP and dated the Closing Date, to the foregoing effect.

6.2     Officer’s Certificate.  DLT shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of EEP to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of EEP threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3     No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of EEP nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of EEP.

6.4     Good Standing.  DLT shall have received a certificate of good standing from the Secretary of State of the State of Nevada or other appropriate office, dated as of a date within ten days prior to the Closing Date certifying that EEP is in good standing as a corporation in the State of Nevada and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

6.5     Other Items.

(a)     DLT shall have received a stockholder list of EEP containing the name, address, and number of shares held by each EEP stockholder as of the date of Closing certified by an executive officer of EEP as being true, complete, and accurate by EEP transfer agent.

(b)     DLT shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as DLT may reasonably request.

(c)     Complete and satisfactory due diligence review of EEP by DLT.

(d)     Approval of the Transaction by the EEP Board and the stockholders of EEP.

(e)     There shall have been no material adverse changes in EEP, financial or otherwise.

(f)     There shall be no EEP Common Stock Equivalents outstanding as of immediately prior to the Closing.  For purposes of the foregoing, “EEP Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from EEP, or obligating EEP to issue, any shares of any class of the capital stock of EEP or any securities convertible into or exchangeable for such shares.

(g)     Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from EEP’s lenders, creditors; vendors, and lessors.

ARTICLE VII
TERMINATION

7.1     Termination.

(a)     This Agreement may be terminated by either the DLT Board or the EEP Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of DLT and EEP, respectively, in the assets, properties, business, or financial condition of DLT and EEP, which could have a materially adverse affect on the value of the business of DLT and EEP respectively, except any changes disclosed in the DLT and EEP Schedules, as the case may be, dated as of the date of execution of this Agreement. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by December 31, 2010; or (v) if EEP shall not have provided responses satisfactory in DLT’s reasonable judgment to DLT’s request for due diligence materials.

(b)     This Agreement may be terminated at any time prior to the Closing by action of the EEP Board if DLT shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of DLT contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to DLT. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that DLT shall bear its own costs as well as the costs incurred by EEP in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

(c)     This Agreement may be terminated at any time prior to the Closing by action of the DLT Board if EEP shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of EEP contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to EEP.  If this Agreement is terminated pursuant to this paragraph (c) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that EEP shall bear its own costs as well as the costs of DLT incurred in connection with the negotiation, preparation, and execution of this Agreement.

ARTICLE VIII
MISCELLANEOUS

8.1     Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Nevada.  Any dispute arising under or in any way related to this Agreement will be submitted to binding arbitration before a single arbitrator by the American Arbitration Association in accordance with the Association’s commercial rules then in effect. The arbitration will be conducted in New York, New York. The decision of the arbitrator will set forth in reasonable detail the basis for the decision and will be binding on the parties. The arbitration award may be confirmed by any court of competent jurisdiction.

8.2     Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3     Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4     Confidentiality. EEP, on the one hand, and DLT and the DLT Shareholders, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 5.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. DLT and EEP agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5     Expenses.  Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by EEP and DLT after the Closing shall be borne by the surviving entity.

8.6     Schedules; Knowledge.  Each Party is presumed to have full knowledge of all information set forth in the information disclosed and delivered by the other Party pursuant to this Agreement.

8.7     Third Party Beneficiaries.  This Agreement is solely between EEP, DLT and the DLT Shareholders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8     Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9     Survival.  The representations and warranties of the respective Parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing.  This Agreement may only be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly authorized and executed as of the date first above-written.

ECO ENERGY PUMPS, INC. By:_____________________________ Name: John David Palmer Title: President	DLT INTERNATIONAL LIMITED By:_____________________________ Name: Xiuliang Zhang Title: President

DLT SHAREHOLDERS

KME INVESTMENTS GROUP LIMITED

By:_________________________________
Name:
Title:

Schedule I

Name	Percentage of	Number of EEP
	DLT Shares	Exchange shares

KME Investments Group Limited	100%	2,267,320 Shares

Schedule 2.17

Subsidiaries:

Dalei Vehicle Inspecting Technology (Shen Zhen) Co., Ltd.